CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: 508-222-0614 ext 218
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2007 RESULTS

Norton, Massachusetts. August 7, 2007. CPS Technologies Corporation (CPS) (OTC Bulletin Board: CPSH) today announced revenue of $3.1 million and net income of $132 thousand, or $0.01 per basic and diluted common share for the fiscal quarter ended June 30, 2007. This compares with revenue of $2.6 million and net income of $64 thousand, or $0.01 per basic and $0.00 per diluted common share for the same period a year ago.

Compared to the same quarter a year ago, Q2 2007 revenues grew by 17% and net income grew by 106%. Revenue growth was strongest in lids and heat spreaders, revenue from baseplates used in motor controllers also increased while revenue from cellular telephone basestations declined. On a year-to-date basis, revenues in the first half of 2007 were up 21% and net income was up 22% compared to the first half of 2006.

CPS continued to achieve design wins in Q2, particularly for baseplates used in motor controllers. We are very pleased that in the market for motor controllers AlSiC continues to displace copper in many new applications because of the very significant increase in reliability that AlSiC provides. An example of a new application where AlSiC is displacing copper is motor controllers and inverters used in electricity-generating wind turbines.

Customer-provided forecasts show growth in all main product lines of the Company over the next year. However, two specific events will have a negative impact on Q3 2007 revenue and income. A major customer is transferring production offshore to a contract assembler in Q3; this customer has both pulled some demand forward and indicated a delay in further demand until the offshore assembler is up and running. A second major customer launched a new system which incorporates our product in Q4 2006; this new product launch generated significant demand for us in Q4 2006 and the first half of 2007. This customer is rebalancing production schedules and inventory throughout its worldwide supply chain in Q3. The result of both of these actions is that shipments for these two products will be reduced in Q3. CPS believes these two events are non-recurring, are independent of underlying demand, and their impact will be limited to Q3 and possibly the early part of Q4.

CPS continues to be very active in working with several first-tier automotive suppliers in the development and production qualification of motor controller baseplates for hybrid and electric vehicle applications, both trucks and cars. CPS has also been very active in developing hard plates for light-vehicle armor based on our proprietary process technology. In Q2, ballistic testing of CPS hard plates at both government and commercial test facilities has been positive. Additional technical and market development is needed, however management is very encouraged by the results to date.

CPS serves a portfolio of end markets with advanced material solutions, the most significant solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, primarily providing electronics OEMs with thermal management components to increase performance and reliability. Management believes that like plastics 80 years ago, MMCs will penetrate many different end markets over many years.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements.
CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	June 30,	July 01,
	2007	2006

Revenues	$3,067,042	$2,628,020

Net Income	$131,864	$63,861

Basic earnings per basic share	$0.01	$0.01

Weighted average basic shares	12,546,959	12,518,003

Diluted earnings per diluted share	$0.01	$0.00

Weighted average diluted shares	13,376,040	13,131,799

	Six-month Periods Ended
	June 30,	July 01,
	2007	2006

Revenues	$6,207,394	$5,134,844

Net Income	$471,829	$387,678

Basic earnings per basic share	$0.04	$0.03

Weighted average basic shares	12,536,519	12,423,598

Diluted earnings per diluted share	$0.04	$0.03

Weighted average diluted shares	13,273,426	13,005,312